EXHIBIT 15.4

Our ref	VSL/667469-000001/16212644v1
Direct tel	+852 3690 7513
E-mail	vivian.lee@maples.com

Renren Inc.

4/F, Tower D, Building 15

No. 5 Jiangtai Road

Chaoyang District, Beijing 100015

People’s Republic of China

24 May 2021

Dear Sirs

Re: Renren Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to Renren Inc., an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 31 December 2020 (the “Form 20-F”).

We hereby consent to the reference of our name under the heading “Item 10.E—Taxation” in the Form 20-F and further consent to the incorporation by reference of the summary of our opinion under this heading into the Company’s registration statements on Form S-8 (File No. 333-177366, File No. 333-209734 and File No. 333-227886) that were filed on 18 October 2012, 26 February 2016 and 19 October 2018, respectively.

We consent to the filing with the SEC of this consent letter as an exhibit to the Form 20-F. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP